Exhibit 10.3

ANTHEM, INC.
COMPREHENSIVE NON-QUALIFIED DEFERRED
COMPENSATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE
DECEMBER 2, 2014)

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Table of Contents (Continued)

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Table of Contents (Continued)

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ANTHEM, INC.
COMPREHENSIVE NON-QUALIFIED DEFERRED
COMPENSATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE
DECEMBER 2, 2014)

ARTICLE I
HISTORY AND PURPOSE
1.01 History. Anthem, Inc. (filch WellPoint, Inc.) (the "Company") established the WellPoint, Inc. 2005 Comprehensive Executive Non-Qualified Retirement Plan, originally effective January 1, 2005 ("WellPoint Plan"), as a new plan for certain types of deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), which governs nonqualified deferred compensation arrangements. The Company amended and restated the WellPoint Plan effective January 1, 2006, and renamed it the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan (the "Plan"). The Company amended and restated the Plan effective as of November 1, 2006, then restated it again effective as of January 1, 2009 for compliance with the final regulations issued under Code Section 409A. The Company subsequently amended and restated the Plan effective January 1, 2011, and again effective as of January 1, 2014. The Company hereby amends and restates the Plan effective as of December 2, 2014 to reflect a change in the Company's name from WellPoint, Inc. to Anthem, Inc. and to rename the Plan the "Anthem, Inc. Comprehensive Non-Qualified Deferred Compensation Plan."
(a)    Merged Plans. In addition, effective January 1, 2005, the Company, one of its predecessors or entities related to the Company or a predecessor also established the following nonqualified deferred compensation plans applicable to amounts subject to Code Section 409A.

(i)	the 2005 Anthem Supplemental Executive Retirement Plan;

(ii)	the 2005 Anthem Deferred Compensation Plan;

(iii)	the 2005 Trigon Insurance Company 401(k) Restoration Plan; and

(iv)	the 2005 Supplemental Retirement Plan for Certain Employees of Trigon Insurance Company.
Each of the foregoing plans were separately maintained for the 2005 calendar year and cover deferred compensation that related solely to the 2005 calendar year. The Company subsequently ceased accruals and merged each of the plans into the Anthem Plan effective as of December 31, 2005 and are referred to herein as the Merged Plans (either alone or collectively).
(b)    Predecessor Plans. The Company or one of its predecessors separately maintained the following nonqualified deferred compensation plans, which cover amounts earned and vested as of December 31, 2004 (including vested bonuses earned in 2004 and paid in 2005):

(i)	each pre-2005 Anthem Long-Term Incentive Plan;

(ii)	the WellPoint Health Networks Inc. Comprehensive Executive Non-Qualified Retirement Plan;

(iii)	the Anthem Supplemental Executive Retirement Plan;

(iv)	the Anthem Deferred Compensation Plan;

(v)	the Trigon Insurance Company 401(k) Restoration Plan; and

(vi)	the Supplemental Retirement Plan for Certain Employees of Trigon Insurance Company.
Each of the foregoing plans are referred to as a "Predecessor Plan(s)." Benefits ceased to accrue under the Predecessor Plans effective December 31, 2004 and, as such, are grandfathered for purposes of Code Section 409A. Solely for administrative purposes, Predecessor Plan Account balances, determined as of December 31, 2005, became accounted for under the 2005 WellPoint Plan effective as of January 1, 2006. In all other respects, each Predecessor Plan Account remains subject exclusively to the terms of the Predecessor Plan to which it relates.
1.02 Purpose. Except as otherwise provided herein, the Plan applies only to Participants to whose Account contributions are credited under Article IV and Article V. The purpose of the Plan is for certain management and highly compensated employees to (1) restore certain benefits that cannot be provided under the tax-qualified plans maintained by the Company and its affiliates and (2) provide additional opportunities to defer one or more items of their compensation.
The Plan is intended to comply with Code Section 409A and shall be interpreted, administered and operated as necessary to comply with the requirements of Code Section 409A and applicable Treasury Regulations. The Plan is further intended to be a plan that is unfunded and maintained by Anthem, Inc. primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA").
ARTICLE II
DEFINITIONS
In this Plan, the following terms have the meanings indicated below:
2.01 "Account" means the account maintained under the Plan for each Participant which is credited with amounts under Article IV and Article V of the Plan and adjusted periodically for investment performance under Article VI of the Plan and distributions or withdrawals in accordance with Article VIII. The Account of each Participant who is also a

Predecessor Plan Participant shall also include the Predecessor Plan Account maintained on behalf of that Predecessor Plan Participant, as adjusted periodically for investment performance under Article VI of the Plan and distributions or withdrawals in accordance with the terms of the Predecessor Plan to which it relates. Each Participant's Account shall be divided into a series of Plan Year subaccounts, one for each Plan Year for which the Participant defers any Compensation under the Plan. To the extent it considers necessary or appropriate, the Administrator may further divide each such Plan Year subaccount into a series of separate subaccounts so that each category of deferred Compensation may be credited to its own separate subcategories within that particular Plan Year subaccount.
2.02 "Administrator" means the Executive Vice President and Chief Human Resources Officer of the Company and, if the context requires, the Human Resources Department of the Company, in charge of the day-to-day administration of the Plan.
2.03 "Affiliate" means an entity other than the Company whose employees participate in the tax-qualified retirement plans of ATH Holding Company, LLC or National Government Services, Inc. or whose employees are authorized to participate in the Plan by the Committee.
2.04 "Anthem LTIP" means each pre-2005 Anthem Long-Term Incentive Plan.
2.05 "Anthem Plan" means the Anthem Deferred Compensation Plan.
2.06 "Anthem SERP" means the Anthem Supplemental Executive Retirement Plan.
2.07 "Anthem SERP Participant" means an individual who is eligible on or after January 1, 2006 to earn a benefit under the 2005 Anthem SERP.
2.08 "Beneficiary" means the person or persons, trust or estate designated in writing, to receive a Participant's vested Account if the Participant dies before distribution of the entire vested balance credited to that Account. A Participant may designate one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant's Beneficiary designation must be made in writing pursuant to such procedures as the Administrator may establish and delivered to the Administrator before the Participant's death. The Participant may revoke or change this designation at any time before his or her death by following such procedures as the Administrator will establish. If the Administrator has not received a Participant's Beneficiary designation before the Participant's death or if the Participant does not otherwise have an effective Beneficiary designation on file when he or she dies, the vested balance of such Participant's Account will be distributed to his or her estate.
2.09 "Bonus" means an amount awarded to an Eligible Employee under an annual incentive plan maintained by the Company as determined by the Administrator.
2.10 "Bonus Deferral" means an election by a Participant to defer the receipt of a Bonus in accordance with the requirements of Article IV.
2.11 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.12 "Committee" means the Compensation Committee of the Company's Board of Directors or a subcommittee of two or more members thereof. The Committee shall have full discretionary authority to administer and interpret the Plan, to determine eligibility for Plan benefits, to select employees for Plan participation, to determine the benefit entitlement of each Participant and Beneficiary hereunder and to correct errors. The Committee may delegate any of its duties and responsibilities not otherwise delegated hereunder to the Executive Vice President and Chief Human Resources Officer as Administrator, and unless the Committee expressly provides to the contrary, any such delegation will carry with it the Committee's full discretionary authority with respect to the delegated duties and responsibilities. In no event, however, shall the Committee delegate its authority to amend or terminate the Plan pursuant to the provisions of Section 12.06. Decisions of the Committee or its delegate will be final and binding on all persons.

2.13 "Company" means Anthem, Inc., an Indiana corporation.
2.14 "Company Contribution" means, for any one Plan Year, the amount determined in accordance with Section 4.04.
2.15 "Compensation" means the respective definitions of compensation as set forth in the Savings Plan for elective deferrals and matching contributions, as constituted from time to time and as the context requires. In either case, the respective definition of compensation as set forth in the Savings Plan is determined without regard to the application of the limitation under Code Section 401(a)(17).
2.16 "Compensation Deferral" means an election by a Participant to defer the receipt of the portion of his or her Compensation in accordance with the requirements of Article IV.
2.17 "Election Form" means the form or forms established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to make a deferral election, make or change a payment election, and/or make or change an investment election. To the extent authorized by the Administrator, such form may be electronic or set forth in some other media or format.
2.18 "Eligible Employee" means each employee of the Company or an Affiliate whose Compensation is equal to or in excess of the Code Section 401(a)(17) compensation limit in effect at the time the employee's eligibility is determined in accordance with Section 3.01.
2.19 "In-Service Payout" means a complete distribution of a Participant's vested Plan Year subaccount (including the related Matching Contribution) as of a specified date elected by a Participant.
2.20 "Key Employee" means for the period January 1 through December 31 each individual identified by the Administrator as of the immediately preceding September 30 as a "key employee," as defined under Code Section 416(i), disregarding Code Section 416(i)(5).
2.21 "Make-Up Contribution" means the contribution described under Section 4.04.
2.22 "Matching Contribution" means a matching contribution pursuant to Section 4.03.

2.23 "Merged Plan" means the 2005 Anthem SERP, the 2005 Anthem Plan, the 2005 Trigon Plan or the 2005 Trigon SERP.
2.24 "Participant" means a current or former Eligible Employee for whom an Account (including one or more Plan Year subaccounts) is maintained. A Participant shall also include a Predecessor Plan Participant for the limited purposes set forth in the Plan.
2.25 "Pension Benefit" means the benefit payable to an individual under the Pension Plan or the UGS Pension Plan, as the context requires.
2.26 "Pension Plan" means the qualified pension plan maintained by ATH Holding Company, LLC or its predecessors under which a Participant is actively accruing a benefit, which may include the WellPoint Cash Balance Pension Plan B, as amended from time to time or renamed, and/or such other qualified pension plan maintained by ATH Holding Company, LLC.
2.27 "Plan" means this Anthem, Inc. Comprehensive Non-Qualified Deferred Compensation Plan, as amended from time to time.
2.28 "Plan Year" means the calendar year.
2.29 "Predecessor Plan" means any of the WellPoint Plan, the Anthem SERP, the Anthem Plan, the various Anthem LTIPs, the Trigon Plan or the Trigon SERP, each of which cover grandfathered benefits not subject to Code Section 409A.
2.30 "Predecessor Plan Account" means a hypothetical or bookkeeping account reflecting a grandfathered benefit under a Predecessor Plan, the amount of which was transferred to the Plan on December 31, 2005. Such account is credited with additional earnings pursuant to Article VI.
2.31 "Predecessor Plan Participant" means an individual who was eligible to participate in one or more of the Predecessor Plans and who, as of December 31, 2005 (the date Predecessor Plan Accounts were transferred to the Plan), has a Predecessor Plan Account.
2.32 "Regulations" mean Treasury Regulations issued under the Code.
2.33 "Savings Plan" means the WellPoint 401(k) Retirement Savings Plan, as amended from time to time or renamed.
2.34 "Separation from Service" means termination of the Participant's employment relationship (within the meaning of Code Section 409A and Regulations issued thereunder) with the Company and its affiliates and any other service relationship defined in such applicable Regulations, other than by reason of death. For purposes of the foregoing, whether an entity is affiliated with the Company shall be determined pursuant to the controlled group rules of Code Section 414, as modified by Code Section 409A. However, the Participant's employment relationship with the Employer shall be treated as continuing intact while the individual is on a military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months (or longer, if required by statute or contract). If the period of the leave exceeds six months and the Participant's right to reemployment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period for purposes of Code Section 409A only.
2.35 "Trigon Plan" means the Trigon Insurance Company 401(k) Restoration Plan.
2.36 "Trigon SERP" means the Supplemental Retirement Plan for Certain Employees of Trigon Insurance Company.
2.37 "UGS Pension Plan" means the UGS Pension Plan, as amended from time to time, and any predecessor qualified pension plan maintained by National Government Services, Inc.
2.38 "WellPoint Plan" means the WellPoint Health Networks Inc. Comprehensive Executive Non-Qualified Retirement Plan.
2.39 "WellPoint SERP Participant" means an individual who is eligible on or after January 1, 2006 to earn a benefit under Section 4.01 of the 2005 WellPoint Plan.
2.40 "2005 Anthem SERP" means the 2005 Anthem Supplemental Executive Retirement Plan.
2.41 "2005 WellPoint Plan" means the WellPoint, Inc. 2005 Comprehensive Executive Non-Qualified Retirement Plan, as in effect on December 31, 2005.
2.42 "2005 Anthem Plan" means the 2005 Anthem Deferred Compensation Plan.
2.43 "2005 Trigon Plan" means the 2005 Trigon Insurance Company 401(k) Restoration Plan.
2.44 "2005 Trigon SERP" means the 2005 Supplemental Retirement Plan for Certain Employees of Trigon Insurance Company.
ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.01 Eligibility. Determination of an individual as an Eligible Employee is made on a Plan Year by Plan Year basis. The Administrator may determine the individual is an Eligible Employee for the immediately following Plan Year pursuant to any such rules and requirements regarding the criteria for, and manner in, which individuals are determined to be an Eligible Employee. Such rules and requirements do not need to be consistent from Plan Year to Plan Year or among individuals. An individual who is determined to be an Eligible Employee shall be permitted to make a Compensation Deferral and Bonus Deferral election effective for the Plan Year that begins immediately following the Administrator's determination of the individual as an Eligible Employee in accordance with the rules set forth in Article IV. An individual who is determined to be an Eligible Employee shall not be permitted to make a Compensation Deferral with respect to Compensation earned or a Bonus Deferral with respect to the Bonus paid in the Plan Year in which he or she is determined to be an Eligible Employee. Such an individual may make a Bonus Deferral for the Bonus earned in such Plan Year pursuant to the rules set forth in

Article IV provided the individual becomes an Eligible Employee before or during the enrollment period established for such Plan Year.
Notwithstanding any Plan provision to the contrary, the Committee may, in its sole discretion, place further requirements and/or limitations on an Eligible Employee's participation in any portion of the Plan.
3.02 Participation. To begin participation in the Plan, an Eligible Employee shall properly complete and timely submit an Election Form to the Administrator in accordance with the Administrator's rules. An Eligible Employee shall become a Participant on the first day on which a deferral of an elected amount or contribution is first credited to his or her Account. The Administrator may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.
3.03 Enrollment Requirements. Election Forms shall be completed and filed with the Administrator by the time periods set forth in Article IV for the particular type of compensation to be deferred or during such other enrollment period as the Administrator determines in accordance with such Article. Subject to Section 8.05, a Participant may change or revoke a deferral or distribution election any time before such election becomes irrevocable, which shall occur as of the applicable deadline specified in Article IV unless the Administrator establishes an earlier deadline. Unless the Administrator determines otherwise, a new Election Form shall be required for each Plan Year in which an Eligible Employee wants to defer his or her Compensation or Bonus. A Participant's Election Form shall specify the form of payment, which shall be paid at the times specified in Article VIII. Unless otherwise specified herein or determined by the Administrator, the election made by the Participant for each Plan Year shall apply to all amounts credited to the Participant's Plan Year subaccount for such Plan Year.
3.04 Cessation of Participation.
(a)Loss of Eligibility. An individual who qualifies as an Eligible Employee for a particular Plan Year will continue to be an Eligible Employee until such time as the Administrator determines otherwise, including that the Eligible Employee no longer satisfies the Plan's eligibility requirements or is not a member of a select group of management or highly compensated employees. Any determination of ineligibility shall be effective for an immediately following Plan Year. Any individual who ceases to be an Eligible Employee shall continue to be a Participant with respect to amounts credited to his or her Account until such amounts are completely distributed to him or her in accordance with the Plan.
(b)Committee Discretion. Notwithstanding any Plan provision to the contrary, the Committee shall have the sole discretionary authority to exclude a Participant from making further deferrals under the Plan with such exclusion becoming effective as of the first day of the next succeeding Plan Year. Such Participant shall remain a Participant in the Plan until his Account balance is paid in full.
(c)Hardship Withdrawals. Elective or deemed deferrals made by a Participant who receives a hardship withdrawal shall be canceled pursuant to

Section 8.07. The Participant shall remain a Participant in the Plan until his Account balance is paid in full.
(d)    Separation from Service or Death. Notwithstanding anything in the Plan to the contrary, upon a Participant's Separation from Service or death, if earlier, any outstanding distribution election shall be given effect to the extent any amounts covered by such election are paid after such event.
ARTICLE IV
DEFERRALS AND CONTRIBUTIONS
4.01 Compensation.
(a)Elections. Subject to Article III, an Eligible Employee may make a Compensation Deferral by filing an Election Form with the Administrator before the beginning of the Plan Year in which the Compensation is earned. All deferrals shall be made on a pre-tax basis. The Administrator may prescribe such rules and requirements regarding Compensation Deferral elections as it deems appropriate. An Eligible Employee's Savings Plan election cannot be changed during the Plan Year to which the Compensation Deferral election relates.
(b)Amount. For each Plan Year, an Eligible Employee may elect to make a Compensation Deferral for each payroll period in a percentage (not to exceed 60%) of his or her Compensation net of any required taxes, Savings Plan deferrals and salary reduction amounts described in Code Section 125. Deferrals to the Plan shall begin after the Eligible Employee has made the maximum salary deferrals permitted under the Savings Plan for the Plan Year under Code Section 402(g). For purposes of the preceding sentence, for any given Plan Year and for all Eligible Employees, the Administrator may determine whether such maximum salary deferral includes catch-up contributions (within the meaning of Code Section 402(g)).
(c)No Changes. Subject to Section 3.03, a Compensation Deferral election shall be irrevocable as of the first day of the Plan Year to which the Election Form relates.
(d)Crediting. Compensation Deferrals made by a Participant will be credited to his or her applicable Plan Year subaccount as soon as practical after the date that the Compensation amount to which those Compensation Deferrals relate would have otherwise been paid.
4.02 Bonus.
(a)    Elections. The Administrator may prescribe such rules and requirements regarding Bonus Deferral elections.
(i)    Generally. Subject to Article III, an Eligible Employee may make a Bonus Deferral by filing an Election Form with the

Administrator before the beginning of the Plan Year in which the Bonus is earned. All deferrals shall be made on a pre-tax basis.
(ii)    Performance-Based Compensation. Notwithstanding anything in the Plan to the contrary, to the extent the Committee determines that a Bonus constitutes "performance-based compensation" (within the meaning of Code Section 409A and Regulations issued thereunder), the Committee may permit an Eligible Employee to file an Election Form with the Administrator on or before a date that occurs no later than six months before the end of the performance period provided that (A) the Eligible Employee performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Election Form is submitted and (B) the compensation is not readily ascertainable (within the meaning of Code Section 409A and Regulations issued thereunder) as of the date the Election Form is filed. If a Bonus Deferral election is made pursuant to this paragraph after the beginning of the Plan Year in which the Bonus is earned, such election shall be void if the Bonus becomes payable as a result of the Eligible Employee's death before the satisfaction of the performance criteria.
(b)Amount. For each Plan Year, an Eligible Employee may elect to make a Bonus Deferral with respect to any amount of his or her Bonus net of any required taxes and salary reduction amounts described in Code Section 125. Further, the amount deferred will be equal to the percentage elected for his or her Bonus Deferral plus the percentage elected for his Compensation Deferral. The total amount of Compensation Deferrals and Bonus Deferrals for a given Plan Year cannot exceed 80% of his or her Compensation.
(c)No Changes. Subject to Section 3.03, such Bonus Deferral election shall be irrevocable as of the first day of the Plan Year to which the Election Form relates or the deadline established by the Administrator for performance-based compensation, as the case may be.
(d)Crediting. Bonus Deferrals made by the Participant will be credited to his or her applicable Plan Year subaccount as soon as practical after the date that the Bonus amount to which those Bonus Deferrals relate would have otherwise been paid.
4.03 Matching Contributions.
(a)Eligibility. Participants shall be entitled to a Matching Contribution under the Plan only to the extent he or she has satisfied the eligibility requirements for an employer matching contribution under the Savings Plan.
(b)Amount. The amount of the Matching Contribution to which a Participant is entitled will be a percentage of Compensation that he or she elects to defer under the

Plan applied to the matching contribution formula then in effect under the Savings Plan less the amount of matching contribution made, if any, under the Savings Plan.
(c)    Crediting. The Matching Contributions to which the Participant is entitled will be credited to his or her applicable Plan Year subaccount at such time and in such manner as determined by the Administrator and as applied uniformly to all Participants.
4.04 Non-Elective Contributions.
(a)Eligibility. For each Plan Year, the Company or an Affiliate, in its sole discretion, may, but is not required to, credit any amount it desires as a Company Contribution and/or Make-Up Contribution to the Plan Year subaccount of one or more Participants, on such terms as it determines, which need not be the same for each Participant.
(b)Company Contribution.
(i)    Form of Payment. A Participant who receives a Company
Contribution may make a separate election as to the form of payment for such Amount. Any Election Form pursuant to which a Participant selects a form of payment must be filed with the Administrator either:

(A)
During a period of at least 30 days, or as otherwise specified by the Administrator in its discretion, that occurs before the beginning of the Plan Year in which the Company Contribution is earned or begins to be earned, as the case may be, or

(B)
Within 30 days after the Company Contribution is awarded, provided the Company Contribution is subject to a vesting schedule of at least 12 months from the date the completed Election Form is filed with the Administrator (taking into account any automatic vesting provisions that may be provided upon certain terminations from employment that may occur before such 12 month period).

If no such Election Form is filed, then the form of payment shall be a lump sum at Separation from Service.
(ii)    No Changes. Subject to Section 3.03, a Participant's Election
Form shall be irrevocable as of the first day of the Plan Year to which the Election Form relates.
(iii)    Amount. The Company Contribution credited to a Participant shall be determined by the Committee or the Administrator, in their discretion. Such contribution may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution for that Plan Year. Crediting of a Company Contribution for one Plan Year does not guarantee a Company Contribution for subsequent Plan Years.
(c)    Make-Up Contribution.

(i)	Form of Payment. If a Participant is credited with a Make-Up Contribution, such contribution shall be paid in a lump sum at the earlier of the Participant's Separation from Service or death.

(ii)	Amount. The Make-Up Contribution credited to a Participant shall be determined by the Committee or the Administrator, in their discretion.
(d)    Crediting. Company and Make-Up Contributions will be credited to a
Participant's applicable Plan Year subaccount as soon as practical after the date that the Company or Affiliate determines such contributions shall be made.
ARTICLE V
SUPPLEMENTAL PENSION PLAN CONTRIBUTIONS
5.01 Eligibility for Supplemental Pension Contribution. A Participant whose benefit under the Pension Plan or UGS Pension Plan, as the case may be, is limited as a result of Code Section 401(a)(17) or Code Section 415, shall be credited with a Supplemental Pension Contribution as described in this Article.
5.02 In General. Except as otherwise provided in this Article, the Supplemental Pension Contribution shall be equal to the difference between the amount which was actually credited to his account under the Pension Plan or the UGS Pension Plan, as the case may be, and the amount which would have been credited to his account had the amount not been limited as a result of Code Section 401(a)(17) or Code Section 415. The Supplemental Pension Contribution to which the Participant is entitled will be credited to his applicable Plan Year subaccount as of the date that the Pension Benefit to which such Supplemental Pension Contribution relates would otherwise have been credited under the Pension Plan.
5.03 Former DeCare Dental Pension Plan Participants. An individual who was a named participant in the DeCare Dental Deferred Compensation Plan and/or the DeCare Dental Restoration Plan as of such plans' termination on or about April 9, 2009, became a Participant under this Article as of April 9, 2009. Such Participant shall be eligible for a Supplemental Pension Contribution if he previously participated in the DeCare Dental Pension Plan, met the Rule of 65 (as defined under the Pension Plan) as of December 31, 2009 and became a Participant in the Pension Plan on January 1, 2010. In such circumstance, the Supplemental Pension Contribution will be equal to the "Supplemental Part A Benefit," the "Supplemental A* Benefit," if any, plus the "Supplemental Part B Benefit," if any, each as further described below.
(a)    The Supplemental Part A Benefit will be equal to:

(i)
the Part A Benefit (as determined under and set forth in the Pension Plan) that would have been payable to the Participant without regard to Code Section 401(a)(17) or Code Section 415, as of December 31, 2014 (or such earlier Separation from Service) less the Part A Benefit actually payable to the Participant under the Pension Plan and determined in an annuity, less

(ii)
an annuity equivalent of any lump sum amount received by the Participant from (i) the DeCare Dental Deferred Compensation Plan and the DeCare Dental Restoration Plan upon the respective plans' termination, and (ii) if applicable, the non-qualified plans sponsored by BCBSM, Inc. (d/b/a Blue Cross Blue Shield of Minnesota) that provided benefits in excess of the benefits provided under such entity's qualified plans.

The Part A Benefit formula uses a Participant's actual "Salary" (as defined in Exhibit S of the Pension Plan), to determine the Part A Benefit. In the event a Participant has an individual agreement that provides for certain assumptions to apply in the determination of Salary, the terms of the agreement shall be given effect.
The Supplemental Part A Benefit will be credited to a Plan Year subaccount as soon as administratively feasible after December 31, 2014, or Separation from Service, as the case may be.
(b)If the Participant continues to be eligible to participate in the Pension Plan after December 31, 2014, the Supplemental Part A* Benefit will be equal to the Benefit Transition Adjustment (as determined and defined under the Pension Plan) without regard to Code Section 401(a)(17) less the actual Benefit Transition Adjustment payable to the Participant under the Pension Plan. Such Benefit Transition Adjustment will be determined each Plan Year. The Supplemental Part A* Benefit to which the Participant is entitled will be credited to his applicable Plan Year subaccount as of the date that the Benefit Transition Adjustment to which such Supplemental Part A* Benefit relates would otherwise have been credited under the Pension Plan.
(c)If the Participant continues to be eligible to participate in the Pension Plan after December 31, 2014, the Supplemental Part B Benefit will be determined under, and credited pursuant to, Section 5.02 of this Article.
5.04 QSERP. Notwithstanding anything in this Article to the contrary and subject to Section 12.06, the Company reserves the discretion to credit some or all of a Participant's Supplemental Pension Contributions including earnings on such amounts, on a prospective or retroactive basis, to the Pension Plan or the UGS Pension Plan, as the case may be. Any such credit shall only be made if it is consistent with applicable rules governing the Pension Plan and/or the UGS Pension Plan and Code Section 409A and Regulations issued thereunder.

ARTICLE VI
EARNINGS
6.01 Investment Funds. Amounts credited to a Participant's Account under the Plan shall be credited with earnings, at periodic intervals determined by the Administrator, at a rate equal to the actual rate of return for such period on the investment fund or funds or index or indices or vehicle or vehicles selected by that Participant. The investment options shall be comparable to those offered under the Savings Plan, from time to time, except for the option to invest in Anthem common stock or the Vanguard brokerage option (or other self-managed account option that may be offered under the Savings Plan). The Committee may offer other investment options in its discretion. The rate of return on such investment vehicles shall be tracked solely for the purpose of determining the phantom investment gain, earnings and losses to be credited to the Participant's Account during the deferral period. Neither the Company nor any of its affiliates shall be obligated to make any actual investment.
6.02 Conversion of Investments from Predecessor Plans and Merged Plans. Before January 1, 2006, amounts representing Predecessor Plan Account balances and account balances from Merged Plans were credited with earnings based on investment options available under the Predecessor Plan or Merged Plan to which they related. Effective as of January 1, 2006, those Predecessor Plan Accounts (or accounts from Merged Plans) shall be credited with earnings in accordance with Section 6.01. Before January 1, 2006, the Committee shall prescribe rules (that may vary among classes of Participants) that provide each Predecessor Plan Participant (and Participant with a Merged Plan account balance) an opportunity to select the investment fund or funds or index or indices to be used as the basis for crediting his or her Predecessor Plan Account (or Merged Plan account) with earnings as of January 1, 2006. To the extent the Committee has not received investment direction from a Participant before December 15, 2005 with respect to his or her Predecessor Plan Account or Merged Plan account, such Predecessor Plan Account or Merged Plan account shall be credited with earnings based upon a default investment option under the Savings Plan designated as such by the Committee or in accordance with such other rules as may be adopted by the Committee and applied on a consistent, uniform basis.
ARTICLE VII
VESTING
7.01 Elective Deferrals under the Plan.
(a)Each Participant will be 100% vested in that portion of his or her Account attributable to Compensation Deferrals and Bonus Deferrals made on or after January 1, 2006. For periods on or after January 1, 2006 and before January 1, 2014, this provision also applied to Salary Deferrals made pursuant to the Plan terms then in effect.
(b)Deferrals made under the Plan are 100% vested except as follows::
(i)    To the extent any item of Compensation deferred under the Plan before January 1, 2006 would have been subject to additional vesting requirements if not deferred, then the portion of the

Participant's Plan Year subaccount attributable to that item shall be subject to those additional vesting requirements.
(ii) Each Participant will vest in the portion of each Plan Year subaccount attributable to "Supplemental Special Deferred Compensation Arrangements" (as those terms were defined in the Plan before January 1, 2006) in the manner described in the "Supplemental Special Deferred Compensation Arrangement.".
7.02 Supplemental Pension Plan Contributions. All Supplemental Pension Plan Contributions as determined in accordance with Article V of the Plan shall be 100% vested.
7.03 Predecessor or Merged Plans. Vesting of a Participant's Account attributable to deferrals made and accruals earned before January 1, 2006 under a Predecessor Plan or Merged Plan were governed by the terms of the Predecessor Plan or Merged Plan to which they relate.
7.04 Company and/or Make-Up Contributions.    Vesting of any Company Contributions and Make-Up Contributions shall be determined by the Company or Affiliate, in its sole discretion, and need not be the same for all Participants.
ARTICLE VIII
DISTRIBUTIONS
8.01 Annual Election. Participants must indicate on an Election Form which of the distribution options described below will govern payment of the Plan Year subaccount to which deferred amounts are credited before the beginning of the Plan Year in which the compensation is earned or such earlier or later time as may be specified by the Administrator pursuant to Article III or Article IV. Unless otherwise specified in the Plan or permitted by the Administrator, such distribution election applies to all amounts credited to the Plan Year subaccount, including, but not limited to, Matching Contributions and Supplemental Pension Contributions.
8.02 Time for Distribution. Except as otherwise provided in Section 8.07, distribution of a Participant's Account shall be made on the earliest to occur of:
(a)The date elected by a Participant under Section 8.03 with respect to an In-Service Payout;
(b)The date set forth in Section 8.04 with respect to the Participant's Separation from Service; or
(c)The date set forth in Section 8.06 with respect to the Participant's death.
8.03 In-Service Payout. A Participant may irrevocably select, on his or her Election Form, a specified date to receive a lump sum In-Service Payout of all vested amounts credited to a Plan Year subaccount. Payment shall be made as soon as administratively feasible following the specified date and before the later of (i) December 31 of the calendar year containing the specified date, or (ii) the 15th day of the third month following the specified date. If any amounts
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are unvested at the time of the elected In-Service Payout date, but later become vested, such remaining amounts shall be paid at the earlier of the Participant's Separation from Service or Death.

8.04 Separation from Service. Upon a Participant's Separation from Service for any reason other than death, a Participant's vested Plan Year subaccount shall be paid or begin to be paid as soon as administratively feasible following Separation from Service and before the later of (i) December 31 of the calendar year in which the Participant's Separation from Service occurs, or (ii) the 15111 day of the third month following the Participant's Separation from Service. Notwithstanding the foregoing, distributions made to a Key Employee upon such separation shall be paid or begin to be paid no earlier than the first day following the six month anniversary of the Participant's Separation from Service unless the Participant dies before or during such six-month period, in which case, such six-month delay shall not apply and payment shall be made pursuant to Section 8.06. Subsequent installment payments shall be made thereafter on or about the anniversary of the first installment payment.
Payment shall be made to the Participant in such form as determined below in subsection (a), (b), or (c).
(a)    Lump Sum. A Participant's Plan Year subaccount balance shall be paid in a lump sum if:
(I)    timely elected by the Participant pursuant to the Plan; or
(ii)    no valid payment election is in effect when distribution is to be made.
(b)    Annual Installments. A Participant may elect to receive payment of his or her Plan Year subaccount balance in either:

(i)	five annual installments; or

(ii)	ten annual installments.
(c)    Exceptions. Notwithstanding the foregoing provisions, the following shall apply:

(i)
If a Participant's Account balance constituting contributions (other than Company and Make-Up Contributions) for all Plan Years at Separation from Service or death, whichever is earlier, is equal to or less than the limit then in effect under Code Section 402(g)(1)(B), such balance shall be paid in a lump sum in lieu of any election to receive installments.

(ii)	A Participant who is entitled to receive a Supplemental Part A Benefit, as provided under Article V, shall receive such benefit in a lump sum. Payment of the Supplemental Part A* Benefit, if any,

and Supplemental Part B Benefit, if any, shall be made as otherwise specified in the Plan.
8.05 Subsequent Changes in Elections.
(a)Participants who previously elected to receive an In-Service Payout pursuant to Section 8.03 shall be permitted to change his or her election to delay the time for payment until the fifth anniversary of the date the lump sum distribution would otherwise have been made. However, no such change of election under this Section shall have any force or effect or become effective until the expiration of the 12-month period measured from the filing date of such election. In addition, each such change of election with respect to an original election to receive an In-Service Payout shall be valid only if such election is made at least 12 months before the date of the scheduled distribution. In no event, however, may any change to the time for payment in effect for the Plan Year subaccount result in any acceleration of the distribution of that subaccount. Notwithstanding anything in this Section to the contrary, in the event of the Participant's Separation from Service or death after a subsequent election is made but before the end of the five-year delay described above, payment shall instead be made upon such Separation from Service or death, as the case may be.
(b)Notwithstanding any provision in the Plan to the contrary, on or before December 31, 2008, Participants may make changes to distribution elections previously filed with respect to amounts deferred under the Plan that relate to Plan Years 2005 through 2008 consistent with transition relief provided by the Department of the Treasury in Notice 2006-79, Notice 2007-86 and proposed regulations promulgated under Code Section 409A.
8.06 Death. If a Participant dies with a vested balance credited to one or more of his or her Plan Year subaccounts, whether or not the Participant was receiving payouts from those subaccounts at the time of his or her death, then the Participant's Beneficiary will receive the vested balance of each of those Plan Year subaccounts in a lump sum. If a Participant has any unvested Matching Contributions or Supplemental Pension Contributions credited to the Participant's Account as of death, such amounts will become fully vested, nonforfeitable and distributed pursuant to this Section.
8.07 Hardship Withdrawal. This Section shall only apply to amounts credited to a Participant's Account that are subject to Code Section 409A. Any hardship withdrawal right with respect to grandfathered amounts (within the meaning of Code Section 409A) shall be subject to rules, if any, of the Predecessor Plans. If a Participant (A) incurs a severe financial hardship as a result of (i) an illness or accident involving the Participant, his or her spouse, Beneficiary or any dependent (as determined pursuant to Code Section 152(a)), (ii) a casualty loss involving the Participant's property or (iii) other similar extraordinary and unforeseeable event beyond the Participant's control and (B) does not have any other resources available, whether through reimbursement or compensation (by insurance or otherwise) or liquidation of existing assets (to the extent such liquidation would not itself result in financial hardship), to satisfy such financial emergency, then the Participant may apply to the Administrator for an immediate distribution from the vested portion of his or her Account (but not the Predecessor

Plan Account) in an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution. The Administrator shall have complete discretion to accept or reject the request and shall in no event authorize a distribution in an amount in excess of that reasonably required to meet such financial hardship and the tax liability attributable to that distribution.
Any hardship withdrawal shall be made only to the extent permitted in accordance with Regulation Section 1.409A-3(i)(3). As a condition of the Administrator's acceptance of a request for a hardship withdrawal under this Section, the Participant's election to make Compensation Deferrals and/or Bonus Deferrals shall be terminated for the remainder of the Plan Year in which the hardship withdrawal is taken. In addition, such Participant shall be suspended from making Compensation Deferrals and Bonus Deferrals for the Plan Year immediately after the Plan Year in which the hardship withdrawal is taken. Such Participant, if then an Eligible Employee, may make a deferral election that relates to the second Plan Year following the Plan Year in which the hardship withdrawal was made in accordance with Article III and Article IV.
8.08 Valuation. The amount to be distributed from any Plan Year subaccount pursuant to this Article VIII shall be determined on the basis of the vested balance credited to that subaccount as of the most recent practicable date (as determined by the Administrator or its delegate) preceding the date of the actual distribution.
8.09 Tax Withholding. Income taxes and other taxes payable with respect to an Account shall be deducted from amounts payable under the Plan. All federal, state or local taxes that the Administrator determines are required to be withheld from any payments made pursuant to this Article VIII shall be withheld.
8.10 Payment of Small Accounts. The Administrator may, in its sole discretion which shall be evidenced in writing no later than the date of payment, elect to pay the value of the Participant's Account in a single lump sum if the balance of such Account is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant's interest in the Plan and all other account balance plans as determined pursuant to Regulation Section 1.409A-1(c)(2).
8.11 Right of Offset. The Company or an Affiliate shall have the right to offset any amounts payable to a Participant under the Plan to reimburse the Company or an Affiliate for liabilities or obligations of the Participant to the Company or Affiliate if the following conditions are met:
(a)the liabilities or obligations of the Participant to the Company or Affiliate were incurred in the ordinary course of the service relationship between the Participant and the Company or Affiliate;
(b)the entire amount to be offset does not exceed $5,000 in any taxable year of the Participant; and
(c)the offset is made at the same time and in the same amount as the liabilities or obligations otherwise would have been due and collected from the Participant.

8.12 Bona Fide Dispute. The Committee or the Administrator shall have the discretion to accelerate the time or schedule of payment under the Plan pursuant to Regulation Section 1.409A-3(j)(4)(xiv) where such payment occurs as part of an arm's length settlement of a bona fide dispute between the Company or an Affiliate and a Participant as to the Participant's right to the deferred amount.
8.13 Income Inclusion Under Code Section 409A. The Committee or the Administrator shall have the discretion to accelerate the time or schedule of payment under the Plan if the Plan fails to meet the requirements of Code Section 409A and Regulations issued thereunder, provided that any such payment does not exceed the amount required to be included in income as a result of such failure.
8.14 Effect of Rehire. In the event a Participant experiences a Separation from Service, begins receiving payment of his or her Account and is subsequently rehired by the Company or an Affiliate, distributions shall continue as regularly scheduled.
ARTICLE IX
EFFECT ON PREDECESSOR AND MERGED PLANS
9.01 Coordination With Predecessor Plans. Solely for ease of administration, the Predecessor Plans may be attached as exhibits to the Plan and are incorporated by reference herein. Except as otherwise specifically provided in the Plan, eligibility for and entitlement to benefits under the Predecessor Plans are governed solely by the terms of those Predecessor Plans. Effective January 1, 2005 (or such earlier date as may be provided in a Predecessor Plan), Participants ceased to accrue further benefits under the Predecessor Plans; however, Predecessor Plan benefits continue to accrue earnings per the Predecessor Plan terms before January 1, 2006 and pursuant to the Plan effective as of January 1, 2006.
9.02 Predecessor Plan Accounts. Although benefits accrued under Predecessor Plans are grandfathered for purposes of Code Section 409A to the extent such amounts were earned and vested as of December 31, 2004, for administrative purposes, the December 31, 2005 Predecessor Plan Account balance of any Predecessor Plan Participant became accounted for under the Plan as of January 1, 2006 and shall be subject to Article VI. In all other respects, each Predecessor Plan Account shall remain subject exclusively to the terms of the Predecessor Plan to which it relates, including without limitation the existing distribution election (commencement date and form of distribution) applicable to the Predecessor Participant's Predecessor Plan Account. Any change in that distribution election must be made in compliance with the applicable provisions of the applicable Predecessor Plan.
9.03 Merged Plans. The 2005 Anthem Plan, the 2005 Anthem SERP, the 2005 Trigon Plan and the 2005 Trigon SERP were merged into the Plan effective as of December 31, 2005. All benefits accrued under such merged plans are subject to Code Section 409A. In conjunction with the merger, on and after January 1, 2006, benefits ceased to accrue under the 2005 Anthem Plan, the 2005 Anthem SERP, the 2005 Trigon Plan, and the 2005 Trigon SERP except as otherwise provided in the Plan. The rights and obligations of participants in the Merged Plans before their effective dates of merger shall be governed solely by the terms of the Merged Plans; provided, however, that to the extent minimally necessary to comply with the requirements of

Section 409A of the Code, the requirements and restrictions of Sections 5.01(a)-(c) and 8.01(a)-(d) of the 2005 WellPoint Plan shall apply, effective as of January 1, 2005, to the portion of the Participant's Account attributable to the 2005 Anthem Plan. Distributions of amounts attributable to Merged Plan benefits are made pursuant to a Participant's election in effect under the applicable Merged Plan. If no such election is on file, amounts shall be distributed in a single lump sum payment.
ARTICLE X
CLAIMS PROCEDURES
10.01 Presentation of Claim. No application is required for the commencement of benefits under the Plan. However, if a Participant or Beneficiary ("Claimant") believes that he or she is entitled to a greater benefit under the Plan, the Claimant may submit a signed, written application to the Committee for such a greater benefit. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 90 days after such notice was received by the Claimant. All other claims shall be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim shall state with particularity the determination desired by the Claimant. A claim shall be considered to have been made when a written communication made by the Claimant or the Claimant's representative is received by the Committee or its authorized delegate. References to the Committee in this Article includes references to the Executive Vice President and Chief Human Resources Officer and, if applicable, such officer's delegate. The Executive Vice President and Chief Human Resources Officer may further delegate, orally or in writing, authority to decide certain claims under this Article.
10.02 Decision on Initial Claim. The Committee shall consider a Claimant's claim and provide written notice to the Claimant of any denial within a reasonable time, but no later than 90 days after receipt of the claim. If an extension of time beyond the initial 90-day period for processing is required, written notice of the extension shall be provided to the Claimant before the initial 90-day period expires indicating the special circumstances requiring an extension of time and the date by which the Committee expects to render a final decision. In no event shall the period, as extended, exceed 180 days. If the Committee denies, in whole or in part, the claim, the notice shall set forth in a manner calculated to be understood by the Claimant:
(a)The specific reasons for the denial of the claim, or any part thereof;
(b)Specific references to pertinent Plan provisions upon which such denial was based;
(c)A description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
(d)An explanation of the claim review procedure, which explanation shall also include a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following a denial of the claim upon review.

10.03 Right to Review. A Claimant is entitled to appeal any claim that has been denied in whole or in part. To do so, the Claimant must submit a signed, written request for review with the Committee within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part. Absent receipt by the Committee of a written request for review within such 60-day period, the claim shall be deemed to be conclusively denied. The Claimant (or the Claimant's duly authorized representative) may:
(a)Review and/or receive copies of, upon request and free of charge, all documents, records, and other information relevant to the Claimant's claim; and/or
(b)Submit written comments, documents, records or other information relating to her claim, which the Committee shall take into account in considering the claim on review, without regard to whether such information was submitted or considered in the initial review of the claim.
If a Claimant requests to review and/or receive copies of relevant information pursuant to subsection (a) above before filing a written request for review, the 60-day period for submitting the written request for review will be tolled during the period beginning on the date the Claimant makes such request and ending on the date the Claimant reviews or receives such relevant information.
10.04 Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after it receives a written request for review of the denial, unless other special circumstances require additional time. In such case, the Committee will notify the Claimant, before the expiration of the initial 60-day period and in writing, of the need for additional time, the reason the additional time is necessary, and the date (no later than 60 days after expiration of the initial 60-day period) by which the Committee expects to render its decision on review. Notwithstanding the foregoing, if the Committee determines that an extension of the initial 60-day period is required due to the Claimant's failure to submit information necessary for the Committee to decide the claim, the time period by which the Committee must make its determination on review shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information. The decision on review shall be written in a manner calculated to be understood by the Claimant, and shall contain:
(a)Specific reasons for the decision;
(b)Specific references to the pertinent Plan provisions upon which the decision was based;
(c)A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant (within the meaning of Department of Labor Regulation Section 2560.503-1(m)(8)) to the Claimant's claim;
(d)A statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following a wholly or partially denied claim for benefits; and

(e)    Such other matters as the Committee deems relevant.
10.05 Form of Notice and Decision. Any notice or decision by the Committee under this Article may be furnished electronically in accordance with Department of Labor Regulation Section 2520.104b-(1)(c)(i), (iii) and (iv).
10.06 Legal Action. Any final decision by the Committee shall be binding on all parties. A Claimant's compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under the Plan. Any such legal action must be initiated no later than 180 days after the Committee renders its final decision. If a final determination of the Committee is challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based on the evidence considered by the Committee at the time of such determination.
ARTICLE XI
ADMINISTRATION
11.01 Plan Administration. The Committee has overall responsibility for the Plan, but the Administrator shall have responsibility for the day-to-day administration of the Plan, as specified herein and as otherwise delegated by the Committee. The Administrator and members of the Committee may be Participants under this Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. The Chief Executive Officer, Executive Vice President and Chief Human Resources Officer or any other individual charged with administrative authority may not act on any matter involving such individual's own participation in the Plan.
11.02 Powers, Duties and Procedures. The Committee shall have full and complete discretionary authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, including any rules relating to trading restrictions as it determines necessary, and (ii) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the claims procedures set forth in Article X or otherwise with regard to the Plan. The Committee shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the Plan of any Participant or Beneficiary or other person having or claiming to have any interest under the Plan. When making a determination or calculation, the Committee may rely on information furnished by a Participant or the Company, an Affiliate or other related entity. Benefits under the Plan shall be paid only if the Committee decides in its sole discretion that the Participant or Beneficiary is entitled to them. The Committee may delegate such powers and duties as it determines for the efficient administration of the Plan.
11.03 Agents. In the administration of this Plan, the Committee or the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company, an Affiliate or other related entity.

11.04 Binding Effect of Decisions. Notwithstanding any other provision of the Plan to the contrary, the Committee or its delegate shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Any such interpretation shall be final, conclusive and binding on all Participants, Beneficiaries and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Committee or its delegate acted arbitrarily and capriciously.
11.05 Information. To enable the Committee and the Administrator to perform its functions, the Company, an Affiliate or other related entity shall supply full and timely information to the Committee or the Administrator, as the case may be, on all matters relating to the compensation of its Participants, the dates of the death or Separation from Service and such other pertinent information as the Committee or Administrator may reasonably require.
11.06 Coordination with Other Benefits. The benefits provided to a Participant and the Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company, an Affiliate or other related entity. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE XII
MISCELLANEOUS
12.01 Limitation of Rights. Participation in the Plan does not give any individual the right to be retained in the service of the Company, any Affiliate or other related entity, or to interfere with the right of the Company, any Affiliate or other related entity to discipline or discharge the individual at any time, with or without cause, or to modify the Salary, Compensation or Bonus of such individual at any time.
12.02 Additional Restrictions. If the Administrator determines that additional restrictions or limitations must be placed on the investment vehicles utilized for measuring the return on the amounts credited to Participant Accounts, the right of Participants to make investment elections with respect to their Accounts, their ability to make or change distribution elections, their ability to defer distributions or to change the commencement date for the distribution of their benefits or the method of such distribution or their rights or status as creditors under the Plan in order to avoid current income taxation of amounts deferred under the Plan, the Administrator may, in its sole discretion, amend the Plan to impose such restrictions or limitations, cease deferrals under the Plan and/or defer distribution dates under the Plan.
12.03 Indemnification. The Company will indemnify and hold harmless the Directors, the members of the Committee and any delegate of the Committee, and employees of the Company and its Affiliates, from and against any and all liabilities, claims, costs and expenses, including attorneys' fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan, other than such liabilities, claims, costs and expenses as may result from the gross negligence or willful misconduct of such persons. The Company shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this Section applies.

12.04 Assignment. To the fullest extent permitted by law, benefits under the Plan and rights thereto are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Beneficiary.
12.05 Inability to Locate Recipient. If a benefit under the Plan remains unpaid for two (2) years from the date it becomes payable, solely by reason of the inability of the Administrator to locate the Participant or Beneficiary entitled to the payment, the benefit shall be treated as forfeited. Any amount forfeited in this manner shall be restored without interest upon presentation of an authenticated written claim by the person entitled to the benefit.
12.06 Amendment and Termination.
(a)The Committee may, at any time, amend or terminate the Plan. Any amendment must be made in writing; no oral amendment will be effective. Except to the limited extent authorized pursuant to Section 12.02, no amendment may, without the consent of an affected Participant (or, if the Participant is deceased, the Participant's Beneficiary), adversely affect the Participant's or the Beneficiary's rights and obligations under the Plan with respect to amounts already credited to a Participant's Account, and all amounts deferred under the Plan before the date of any such amendment or termination of the Plan shall continue to become due and payable in accordance with the distribution provisions of Article VIII as in effect immediately before such amendment or termination.
(b)Notwithstanding subsection (a), if the Company exercises its discretion under Article V and determines an amendment is necessary to the Plan, participant consent shall only be required if the amendment impacts Supplemental Contributions and earnings credited through December 31, 2008.
(c)Upon termination of the Plan, the Committee reserves the discretion to accelerate distribution of the Accounts of Participants in accordance with regulations promulgated by the Department of Treasury under Code Section 409A.
12.07 Applicable Law. To the extent not governed by Federal law, the laws of the State of Indiana shall govern the Plan. If any provision of the Plan is held to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective.
12.08 No Funding. The obligation to pay the vested balance of each Participant's Account shall at all times be an unfunded and unsecured obligation of the Company or its Affiliates, as the case may be, and Participants and Beneficiaries shall have the status of general unsecured creditors of the Company or applicable Affiliate. Except to the extent provided below in Section 12.09, Plan benefits will be paid from the general assets of the Company, and nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of the Company or its Affiliates. In all events, it is the intention of the Company and its Affiliates and all Participants that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.
12.09 Trust. The benefits under the Plan will be paid from the assets of a grantor trust (the "Trust") established by the Company to assist it and its Affiliates in meeting their
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obligations hereunder and, to the extent that such assets are not sufficient, by the Company or the applicable Affiliate out of their general assets. The Trust shall conform to the terms of the Internal Revenue Service Model Trust in Internal Revenue Service Procedure 92-64 (or any successor procedure).

* * *
IN WITNESS WHEREOF, Anthem, Inc. has caused the Plan to be executed by its duly authorized representative as of the date indicated above.
ANTHEM, INC.

By: /s/ Joseph R. Swedish
Joseph R. Swedish
President & Chief Executive Officer